Exhibit 16.1

September 30, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Change of Auditor of REGI U.S., Inc.

We have been furnished with a copy of the 8-K related to the event dated September 30, 2008, to be filed by our former client REGI U.S., Inc. We agree with the statements contained in Item 4.01(a) insofar as they relate to our Firm. We have no basis to comment on the other paragraphs in Item 4.01.

Yours very truly,

SMYTHE RATCLIFFE LLP

“Smythe Ratcliffe LLP” (signed)

Rick Henshaw, CA
Partner

ASH/sl/109150

cc: REGI U.S., Inc.

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